Exhibit 23.1
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                     INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Jones Lang LaSalle Incorporated:


We consent to the use of our report dated January 31, 2003, except as to note 19 which is as of February 13, 2003, with respect to the consolidated financial statements and schedule of Jones Lang LaSalle Incorporated and its subsidiaries as of December 31, 2002 and 2001 and for the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Jones Lang LaSalle Incorporated, incorporated by reference in the Registration Statement on Form S-8.

Our report refers to changes in the method of accounting for goodwill and intangible assets in 2002 and for certain lease commissions in 2000.



/s/ KPMG, LLP
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KPMG, LLP





Chicago, Illinois
November 10, 2003